Exhibit 99.2

HUDSON EXECUTIVE NAMES EIGHT HIGHLY-QUALIFIED INDEPENDENT DIRECTOR CANDIDATES IT INTENDS TO NOMINATE TO USA TECHNOLOGIES BOARD

Significant and Immediate Change Required to Correct Value-Destructive Actions, Ensure Proper Oversight, and Restore Market Credibility

Independent Nominees Bring Much-Needed Expertise Across Financial Services and Digital Payment Sectors, Capital Allocation and Corporate Governance

Urges Company to Set Annual Meeting Date as Soon as Possible

Will Conduct Consent Solicitation to Call Special Meeting to Ensure Shareholders Have Right to Vote If Board Will Not Hold Annual Meeting

New York – November 4, 2019 – Hudson Executive Capital LP (“Hudson Executive” or “HEC”), a New York-based investment firm and the largest shareholder of USA Technologies, Inc. (“USAT” or the “Company”) (OTC: USAT) with beneficial ownership of approximately 16.3% of common stock, today announced that it intends to nominate eight highly-qualified independent director candidates for election to the USA Technologies Board of Directors (“the Board”) at the Company’s next Annual Meeting of Shareholders, which is long overdue.

Hudson Executive’s intended nominees are:

•	Lisa P. Baird, Chief Marketing Officer for New York Public Radio; former CMO for the U.S. Olympic and Paralympic Committee; senior marketing roles at the NFL, IBM, and General Motors;

•	Douglas G. Bergeron, Founder of DGB Investments, a diversified holding company of technology investments; former Chairman and CEO of Verifone;

•	Douglas L. Braunstein, Founder and Managing Partner of Hudson Executive Capital LP; former Vice Chairman and CFO of JPMorgan Chase;

•	Jacob Lamm, Founder and President of Enterik Advisory LLC; former Executive Vice President, Strategy and Corporate Development at CA Technologies;

•	Michael Passilla, former Vice Chairman within Chase Merchant Services at JPMorgan Chase; former CEO of Chase Merchant Services; former CEO & President of Elavon, Inc.;

•	Ellen Richey, former Vice Chairman and Chief Risk Officer of Visa;

•	Anne M. Smalling, President and Managing Partner of HM International, LLC; former Chairman of Windsor Quality Foods; and

•	Shannon Warren, former Chief Control Officer, Corporate Controller and Principal Accounting Officer of JPMorgan Chase.

Hudson Executive believes USAT’s actions over the past 10 months have consistently eroded shareholder value. The facts paint a disturbing picture – the current Board has permitted a breakdown in corporate governance, repeatedly failed to hold management accountable, approved unsound capital allocation decisions and overseen substantial business missteps – all of which could have been easily avoided. For example, the Board has been responsible for the following:

•	Inability to complete its long-overdue audit in a timely manner resulting in a suspension from trading on Nasdaq;

•	Failure to hold the CEO accountable for multiple management failures until Hudson Executive publicly forced the Company to confront this long history of underperformance;

•	Permitting a revolving door of CFOs, contributing to numerous control failures and deficiencies;

•	Implementation of a highly-dilutive, imprudent and unnecessary financing agreement in October;

•	Squandering Company resources on employment contracts, legal costs and accounting remediation that could have been avoided through proper oversight;

•	Failure to substantively engage with shareholders; and

•	Responding to Hudson Executive’s calls for a shareholder meeting by adopting a highly restrictive “poison pill” and adding onerous provisions to the Company’s bylaws on nominating directors.

Simply put, Hudson Executive believes the actions that have been taken on the incumbent directors’ watch reflect a board focused on entrenchment rather than creating shareholder value. Their actions have significantly damaged shareholder value and thus require a meaningful change in leadership.

Douglas L. Braunstein, Founder and Managing Partner of Hudson Executive, said, “We invested in USAT because we believed then, and continue to believe, that the Company has great potential, and we had hoped to work with the Company to unlock that promise. The Board’s repeated actions have prevented us from doing so. We now believe the Company requires a refreshed Board of highly-qualified, independent directors with a mix of financial services, operational experience, capital allocation, and corporate governance expertise that can attract and provide proper oversight of management and help create long-term value for shareholders. Hudson Executive’s intended nominees would constitute such a Board. Our nominees bring much-needed skillsets, and, if elected, we believe they will put the Company back on a path to success.”

Hudson Executive and its independent director nominees have spent considerable time and effort evaluating the business, and, if elected, will focus on the following:

1.	Hiring a qualified CEO and CFO with relevant industry experience, and whose incentives are more closely aligned with shareholders;

2.

Installing a culture of accelerated and responsible growth in the underserved micropayments marketplace through expansion of adjacent verticals, expanded product set, international sales, and other means;

3.	Renegotiating key supplier contracts, which Hudson Executive believes to be meaningfully off-market, on terms favorable to the Company;

4.	Bringing discipline to product profitability and generating operating cash flow;

5.	Optimizing the capital structure, including seeking the immediate renegotiation or rescinding of the recently announced debt agreement; and

6.	Restoring credibility through strong governance, effective controls, and creating long-term value for shareholders.

Braunstein continued, “As USAT’s largest shareholder, it is vitally important to Hudson Executive that the Company’s issues be resolved as effectively and as efficiently as possible, for the benefit of all constituents. The Board’s constant excuses and delay have already damaged value for shareholders, and we can no longer tolerate its failure to engage in a meaningful way.

“The Board must honor the Chairman’s commitment to us on October 10 that the annual meeting would be held within 90 days of October 10. Even with that commitment, it will have been almost 21 months since the shareholders of this Company last exercised their right to vote. Shareholders must have the opportunity to exercise their fundamental right to elect directors who will act in the best interests of the Company to drive shareholder value.”

Hudson Executive is taking the additional step of filing a consent solicitation statement with the SEC in order to solicit revocable consents of shareholders to request a special meeting pursuant to the Company’s bylaws. Hudson Executive calls upon the Board to comply with its commitments made to hold a shareholder’s annual meeting. However, given the repeated delays to date, and the failure to hold a meeting since April 26, 2018, this action will provide shareholders a forum to express their views and exercise their right to vote if the Board does not fulfill its obligation to promptly hold an annual meeting.

Cadwalader, Wickersham & Taft LLP is serving as legal advisor to Hudson Executive.

About Hudson Executive Capital LP

Hudson Executive Capital LP (“Hudson Executive”), based in New York City, is a SEC-registered investment advisor to certain affiliated investment funds.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to Hudson Executive’s intended solicitation of proxies for the 2019 annual meeting of shareholders (the “Annual Meeting”) of USA Technologies, Inc. (the “Company”) and solicitation of revocable consents to request a special meeting of shareholders of the Company (the “Special Meeting”). In connection with these solicitations, Hudson Executive and certain of its affiliates will file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”) to solicit proxies from shareholders of the Company for use at the Company’s Annual Meeting and a solicitation statement to solicit revocable consents to request the Special Meeting. Hudson Executive will furnish to the shareholders of the Company the definitive proxy statement, together with a GOLD proxy card, and the definitive solicitation statement, together with a BLUE consent card. HUDSON EXECUTIVE STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND THE SOLICITATION STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Such proxy statement and solicitation statement, when filed, and any other relevant documents will be available at no charge on the SEC’s website at http://www.sec.gov and will also be available, without charge, on request from Hudson Executive’s proxy solicitor, Innisfree M&A Incorporated (toll-free for shareholders at (888) 750-5834; collect for banks and brokers (212) 750-5833).

Participant Information

Hudson Executive, HEC Management GP LLC, HEC Master Fund LP, HEC SPV IV LP, Lisa P. Baird, Douglas G. Bergeron, Douglas L. Braunstein, Jacob Lamm, Michael Passilla, Ellen Richey, Anne M. Smalling and Shannon Warren may be deemed “participants” under SEC rules in the solicitations. Information about each of the participants will be set forth in the proxy statement and solicitation statement that Hudson Executive plans to file with the SEC. Except as set forth in the proxy statement and solicitation statement, no participant in the solicitations has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting or Special Meeting.

Press Contact

Jonathan Gasthalter/Nathaniel

Garnick Gasthalter & Co.

212.257.4170

Investor Contact

Scott Winter/Gabrielle Wolf

Innisfree M&A Incorporated

212.750.5833